Exhibit 15

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Arrow Financial Corporation

Glens Falls, New York

Re: Filing on the March 31, 2011 Form 10-Q for Arrow Financial Corporation

With respect to the registration statements, Forms S-3 (No. 333-47912 and No. 333-169121) and S-8 (No. 333-62719, No. 333-81519, No. 333-110445, No. 333-151209 and No. 333-151550) of Arrow Financial Corporation and subsidiaries we acknowledge our awareness of the use therein of our report dated May 9, 2011 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Albany, New York

May 9, 2011